Exhibit 23.2

Your Vision Our Focus

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4/A No. 3 (the “Registration Statement”) of our report dated April 1, 2024, relating to the financial statements of Blackboxstocks, Inc. (the “Company”), which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Annual Report (Form 10-K) of the Company for the year ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” including in such Registration Statement.

/s/ Turner, Stone & Company, LLP

Dallas, Texas

August 22, 2025

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone:972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com

INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS